Exhibit 99.1

FOR IMMEDIATE RELEASE

SEPTEMBER 8, 2015

Contact:	Jill McMillan, Vice President, Communications and Investor Relations
Phone: 214-721-9271
Jill.McMillan@enlink.com

ENLINK MIDSTREAM TO ATTEND

BARCLAYS CEO ENERGY-POWER CONFERENCE

DALLAS, September 8 — EnLink Midstream, LLC (NYSE: ENLC) (the General Partner) and EnLink Midstream Partners, LP (NYSE: ENLK) (the Master Limited Partnership) announced today that Michael J. Garberding, Executive Vice President and Chief Financial Officer, will present at the Barclays CEO Energy-Power Conference in New York City at 1:05 p.m. Eastern Daylight Time on Wednesday, September 9. The conference will be held at The Sheraton New York Times Square in New York City.

A copy of the related presentation materials will be available on September 9 on the Investors page of the company’s website at www.EnLink.com.

Ruben Garcia Espejo, Vice President of Finance, will also attend the conference and meet with investors.

About EnLink Midstream

EnLink Midstream is a leading, integrated midstream company with a diverse geographic footprint and a strong financial foundation, delivering tailored customer solutions for sustainable growth. EnLink Midstream is publicly traded through two entities: EnLink Midstream, LLC (NYSE: ENLC), the publicly traded general partner entity, and EnLink Midstream Partners, LP (NYSE: ENLK), the master limited partnership.

EnLink Midstream’s assets are located in many of North America’s premier oil and gas regions, including the Barnett Shale, Permian Basin, Cana-Woodford Shale, Arkoma-Woodford Shale, Eagle Ford Shale, Haynesville Shale, Gulf Coast region, Utica Shale and Marcellus Shale. Based in Dallas, Texas, EnLink Midstream’s assets include over 9,200 miles of gathering and transportation pipelines, 16 processing plants with 3.6 billion cubic feet per day of processing capacity, seven fractionators with 280,000 barrels per day of fractionation capacity, as well as barge and rail terminals, product storage facilities, purchase and marketing capabilities, brine disposal wells, an extensive crude oil trucking fleet and equity investments in certain private midstream companies.

Additional information about the EnLink companies can be found at www.enlink.com.

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